Exhibit 3.6

Filed in the Office of	Business Number E15365242021-1
FVAguilar	Filing Number 20232951441
Secretary of State State Of Nevada	Filed On 2/13/2023 10:55:00 AM
	Number of Pages 6

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: LA ROSA HOLDINGS CORP. Entity or Nevada Business Identification Number (NVID): NV20212136586
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached the certificate of designation detailing the board of directors' authorization of a series of Preferred Stock of the Company (the "Series A Preferred Stock").
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 2/13/23

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

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Revised: 12/12/2022

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF

LA ROSA HOLDINGS CORP.

La Rosa Holdings Corp., a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company on February 10, 2023 in accordance with the provisions of its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and bylaws.

“WHEREAS, pursuant to Article III, Section 3.03 of the Articles of Incorporation, the total number of authorized shares of Preferred Stock is 50,000,000 shares and the number of authorized, unissued shares of Preferred Stock, as of the date hereof, is 49,998,000 shares.

WHEREAS, pursuant to Article III, Section 3.03 of the Articles of Incorporation, the Board of Directors of the Company (the “Board”) has the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the designations, relative rights, preferences, privileges, powers and restrictions of the Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Company, the Board hereby authorizes a series of the Company’s Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE COMPANY

La Rosa Holdings Corp.

II.	DESIGNATION, AMOUNT, TERM AND REISSUANCE

A.	Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”).

B.	Number of Shares. The number of shares of Series A Preferred Stock authorized shall be 11,000 shares.

C.	Term. The term of the Series A Preferred Stock shall be perpetual.

D.	Reissuance. No shares of Series A Preferred Stock which have been converted to Common Stock shall be reissued by the Company; provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series, rights or preferences and may thereafter be issued as a share of Preferred Stock not designated as Series A Preferred Stock.

III. DIVIDENDS

Dividends shall not be payable on the Series A Preferred Stock.

IV. CONVERSION

A.	Mandatory Conversion. (i) Each share of the Series A Preferred Stock will automatically convert into shares of the Company’s common stock, S0.0001 par value per share (“Common Stock”), upon the earlier of (“Mandatory Conversion Date”): (x) the closing date of the Company's initial public offering (“IPO”) of the Common Stock (“IPO Conversion”); or (y) upon a Change in Control of the Company (“CiC Conversion”).

(ii)	The number of shares of Common Stock into which the Series A Preferred Stock will automatically convert shall be calculated as follows:

(a)	IPO Conversion Ratio: The number of shares of Common Stock into which the Series A Preferred Stock is convertible is equal to the quotient of: X divided by the product of (Y multiplied by Z), where:

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X = the total dollar amount invested in the Series A Preferred Stock;

Y = the initial public offering price of the Common Stock (“IPO Price”) as determined by the Board of Directors; and

Z = 0.7 (representing a 30% discount off of the IPO Price of the Common Stock).

Any fractional number of shares of Common Stock shall be rounded down to the next lower share number.

So for example:

If an investor invested $20,000 in the Series A Preferred Stock and the IPO Price was $5.00, the number of shares of Common Stock that the investor would receive on the closing date of the IPO would be 5,714 (rounded down), or $20,000/($5 X 0.7) = 20,000/3.5=5,714 shares of Common Stock.

(b)	CiC Conversion Ratio: The number of shares of Common Stock into which the Series A Preferred Stock is convertible is equal to the quotient of: X divided by the product of (Y multiplied by Z), where:

X = the total dollar amount invested in the Series A Preferred Stock;

Y = the highest price paid for a share of Common Stock during the 12 consecutive months prior to the effective date of the Change in Control by the person, group of persons or the entity who acquired control of the Company (the “CiC Price”); and

Z = 0.7 (representing a 30% discount off of the CiC Price of the Common Stock), so for example:

If an investor has invested $20,000 in the Preferred Stock and the CiC Price was $5.00, the number of shares of Common Stock that investor would receive on the closing date of the Change in Control would be 5,714 (rounded down), or $20,000/($5 X 0.7) = 20,000/3.5=5,714 shares of Common Stock.

(iii)	For purposes of this Certificate of Designation, “Change in Control” is defined as: (a) a change in the ownership of the Company which occurs on the date that any person, affiliated or associated group of persons or any entity obtains stock ownership of the Company that, together with any previously held stock, constitutes more than 50 percent of the total fair market value or more than 50 percent of the total voting power of the stock of the Company, as determined by the Board of Directors in its sole discretion; (b) any consolidation or merger of the Company with or into another entity (other than a merger or consolidation in which the Company is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another entity); (c) any sale, transfer, lease or conveyance to another person or entity of all or substantially all of the property and assets of the Company; or (d) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition).

(iv)	Pursuant to Article IV.A., on the Mandatory Conversion Date, any outstanding shares of the Series A Preferred Stock shall mandatorily and automatically convert into shares of Common Stock. The person or persons entitled to receive the shares of Common Stock issuable upon Mandatory Conversion of the Series A Preferred Stock shall be treated as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. Prior to the close of business on the Mandatory Conversion Date, the Common Stock issuable upon conversion of the Series A Preferred Stock shall not be outstanding for any purpose and holders thereof shall have no rights with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A Preferred Stock. Shares of the Series A Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date, subject to the right of holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of the Series A Preferred Stock.

(v)	The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of the Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock that may be converted by a holder of the Series A Preferred Stock at any time or from time to time. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of the Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series A Preferred Stock).

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(vi)	All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances of the Company (other than liens, charges, security interests and other encumbrances created by the holders of the Series A Preferred Stock).

(vii)	The holders of the Series A Preferred Stock have no rights to have the shares of the Series A Preferred Stock or any shares of the Common Stock into which the Series A Preferred Stock may convert registered under the Securities Act of 1933, as amended, or any similar state statute.

(viii)	The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such market, exchange or automated quotation system, use commercially reasonable efforts to list and keep listed, so long as the Common Stock shall be so listed on such market, exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that the Company shall not be required to list such Common Stock if such Common Stock has not been previously registered under the Securities Act of 1933, as amended; and provided further, that if the rules of such market, exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of the Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to use its commercially reasonable efforts to list such Common Stock issuable upon the first conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

(ix)	The holders of the Series A Preferred Stock shall have no anti-dilution rights, including any rights relating to the Company’s issuance of additional shares of Common Stock, the issuance of stock purchase rights, the distribution of cash or additional shares of Common Stock or fundamental changes, provided however, that if the Board of Directors authorizes any forward or reverse stock split of the Common Stock, the Board shall authorize a split up of the Series A Preferred or make such other equitable adjustment such that the holders of the Series A Preferred Stock are able to maintain the right to convert their shares of Series A Preferred Stock into an equivalent number of shares of Common Stock after the split of the Common Stock. Such adjustment shall be determined in good faith by the Board of Directors (or an authorized committee thereof) and submitted by the Board of Directors (or such authorized committee thereof) to the Company’s Transfer Agent. If such a split and adjustment occurs, the Company will provide written notice to the holders of the Series A Preferred Stock that will state in reasonable detail how the change in number of shares was determined and the number of shares of Series A Preferred then held by such holder.

(x)	The Company shall not effect the conversion of shares of Series A Preferred Stock, and a holder of Series A Preferred Stock shall not have the right to convert any such shares, to the extent that after giving effect to such conversion, such an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity (“Person” together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The number of outstanding shares of Common Stock shall be determined after giving effect to the conversion of the Series A Preferred Stock by a holder thereof and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported by the Company. By written notice to the Company, a holder of Series A Preferred Stock may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder and shall not exceed 9.9% of the total outstanding shares of the Company’s Common Stock.

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B.	Optional Conversion. Holders of the Series A Preferred Stock have no right to convert their shares of Series A Preferred Stock into shares of Common Stock or other equity security of the Company.

V. VOTING RIGHTS

Holders of the Series A Preferred Stock have no right to vote on any matters brought before the stockholders of the Company for a vote except as may otherwise be required by Chapter 78 of the Nevada Revised Statutes or any successor to such laws.

VI. REDEMPTION

The Series A Preferred Stock is not redeemable by the Company.

VII. REPURCHASE BY COMPANY

If the Board determines, in its sole discretion, at any time in the future that it is likely that within nine months tire securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) of such act, the Company shall have the option to repurchase the Series A Preferred Stock (or underlying Common Stock) from a holder for the greater of: (i) the original purchase price and (ii) the fair market value of the Series A Preferred Stock (or the underlying Common Stock) as determined by an independent appraiser of securities chosen by the Board of Directors in its sole discretion and paid by the Company. This repurchase option terminates upon the closing date of the IPO. Nothing in this Certificate of Designation precludes the Company from repurchasing the Series A Preferred Stock at any other time in the sole discretion of the Board.

VIII. LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series A Preferred Stock shall not be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company’s Common Stock and other junior securities, any liquidation preference for their shares of the Series A Preferred Stock and shall participate, pari passu, with the holders of the Common Stock and other junior securities in the distribution of any remaining assets of the Company after first payment to all creditors of the Company.

IX. PREEMPTIVE RIGHTS

The Series A Preferred Stock has no preemptive, preferential or other similar right with respect to the issuance of any equity security of the Company, whether unissued, held in the treasury or hereafter created, or any warrants or obligations of the Company.

X. RANK

The Series A Preferred Stock shall be subordinated to all Company debt, junior to any senior equity securities of the Company and pari passu with the Common Stock.

XI. OTHER RIGHTS.

The shares of the Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

XII. NO IMPAIRMENT

The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

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XIII. TAXES

The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of the Series A Preferred Stock or shares of Common Stock or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of the Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the person otherwise entitled to such issuance or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

XIV. NOTICES

Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Article.

If to the Company:

La Rosa Holdings Corp.

Attn: Chief Executive Officer

1420 Celebration Blvd, Suite 200

Celebration, Florida 34747

If to the holders of Series A Preferred Stock, to the address listed in the Company’s books and records.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation of La Rosa Holdings Corp, as of the 13th day of February, 2023.

LA ROSA HOLDINGS CORP.

By:	/s/ Joseph La Rosa
Joseph La Rosa, Chief Executive Officer

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